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                                                                   EXHIBIT 10.26





                                 January 7, 2000




Charles Thomas
Chairman and Chief Executive Officer
Net2000 Communications Services, Inc.
2180 Fox Mill Road
Herndon, VA  20171

      Re:   PROPOSED ACQUISITION OF CERTAIN OF THE ASSETS OF NET2000

Dear Mr. Thomas:

      The purpose of this letter is to outline a proposed acquisition by Access One Communications Corp. ("Access One") of certain of the assets of Net2000 Communications Services, Inc. ("Net2000").

      1. Assets Acquired. Access One proposes to acquire a minimum of 10,000 of the off-net access lines ("Access Lines") of Net2000 (the "Assets"). "Off-net access lines" shall mean access lines purchased from Bell Atlantic for resale to end users without use of any Net2000 network facilities. Notwithstanding the foregoing, Access One has the right to reject any Access Line for any reason, including, but not limited to, an Access Line with an outstanding balance due in excess of 90 days; provided, however, that each such rejected item shall be reviewed on a case by case basis and must be made in good faith so as not to undermine the mutual intent set forth in this Letter of Intent.

      2.    Purchase Price.

            (a) For and in consideration of the proposed acquisition of the Assets, Access One shall pay Net2000 an amount in cash equal to $750 per Access Line (the "Purchase Price Per Line") acquired, subject to downward adjustment, as provided below (the "Purchase Price"). At Closing, Access One will pay Net2000 $2 million in cash. The Purchase Price shall be adjusted downward if the following gross margin targets are not met within 90 days from the Closing, as defined below, and Access One has entered into interconnection agreements with Bell Atlantic that offer a resale discount percentage that is equal to or greater than the discount percentage currently offered to Net2000:

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


            Gross Margin                        Purchase Price Per Line
            ------------                        -----------------------
            36% or greater                            $750
            34% - 35.99%                              $650
            32% - 33.99%                              $600
            30% - 31.99%                              $550
            29.99% or less                            $500

      Gross margin is defined as the Price to the Customer as under contract with Net2000 less the actual cost of discountable services from Bell Atlantic divided by the Price to Customers. for purposes of this calculation, federal surcharges, taxes, PICC and other miscellaneous, non-discountable charges will not apply.

      In no event shall the Purchase Price Per Line be less than $500 per Access Line. In consideration of the agreed upon Purchase Price, the balance of the Purchase Price, as adjusted, shall be payable in the form of an interest free Promissory Note payable over a period of three calendar quarters from the Closing Date.

                  (i) Attrition. Such Promissory Note shall be reduced by the lesser of (I) ten (10%) percent of the Purchase Price or (II) the product of the Purchase Price Per Line times the total number of Access Lines terminated during the ninety (90) day period immediately following the Closing Date (the "Adjustment Period"). Notwithstanding the foregoing, any customer who pays at least one invoice to Access One and subsequently terminates service shall not be included in the Attrition calculation defined herein.

            (b) Provided the twelve month historical collection rate is greater than or equal to 90%, Access One will also acquire such of Net2000's accounts receivable with respect to the Assets in consideration for the payment to Net2000 at Closing of an amount equal to 75% of Net2000's then outstanding accounts receivable.

            (c) Access One will, at the Closing, enter into a multi-year wholesale agreement with Net2000 allowing Access One to resell Net2000's network based services on commercially reasonable terms.

      3. Right of First Refusal. From and after the Closing, Access One shall, for a period of two years, have a right of first refusal to acquire, on the same terms and conditions as then offered by Net2000, any future off-net customers as may be offered for sale by Net2000.

      4. Management Agreement. In further consideration of the agreed upon Purchase Price, the parties shall enter into a management agreement on mutually acceptable terms and conditions, to cover the period post-Closing.
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      5. Closing. It is contemplated that a Closing of any transaction would take place within 90 days of this Letter of Intent. In connection with all matters discussed herein, it is expressly agreed that all parties will timely pursue a Closing and negotiate in good faith to achieve the objectives of this Letter of Intent.

      6.    Conditions to the Proposed Acquisition.

            (a) Commencing on the counter-execution hereof by Net2000 and for a period not to exceed thirty days, Access One shall conduct and complete a comprehensive due diligence analysis and review satisfactory to Access One, including, but not limited to, obtaining access to and review of all financial and operational statements and projections, contracts, books and records, agreements, and access to any and all appropriate personnel and vendors of the Company with knowledge of the foregoing;

            (b) Negotiation and execution by the parties of an Asset Purchase Agreement and Bill of Sale and such other agreements and documents containing standard representations and warranties, covenants and conditions satisfactory to the parties, including, but not limited to, eighteen month non-compete and three year non-solicitation provisions in Maryland and Virginia, and indemnities;

            (c) Approval of the Board of Directors of each of Access One and Net2000, and each of its respective shareholders, as and if required; and

            (d) Obtaining any and all required state and/or federal regulatory approval prior to transfer of the Assets.

         7. Confidentiality. Except as required by law, neither party nor the principals thereof shall disclose to any third party, other than on a "need to know basis", the existence of this proposal or the terms hereof, or any other information related to this proposal without the prior written consent of the other party. Notwithstanding the foregoing, either party may disclose the terms of this offer and any information relating to the transaction contemplated herein to such party's partners, officers, directors, employees, agents, accountants, lenders, attorneys, investment bankers, consultants and other representatives only for the purposes of evaluating, analyzing, negotiating and consummating any transaction pursuant to the proposal as contemplated herein. Further, the parties hereto expressly acknowledge that the terms of this transaction, including any definitive documents executed in connection herewith, may be disclosed in any document publicly filed by Net2000. In the event Net2000 in any way publicizes this transaction in a presentation to third parties utilizing any of the material terms hereof, it will seek the prior written consent of Access One, which consent shall not be unreasonably withheld.
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      8. Operation of the Business. Upon the Net2000 counter-execution of this
Letter of Intent, Net2000 will be required to agree not to offer any of the Assets for sale, other than to continue to conduct its business in the ordinary course without any material deviation in the services it renders, or otherwise conduct discussions or negotiations with third parties other than Access One with a view toward a disposition of all or part of such Assets.

      9.    Expenses.

            (a) In the event the Closing does not take place within 10 days of the Closing Date, as provided above, due to no fault of Access One, Net2000 shall owe Access One its reasonable and documentable expenses in an amount not to exceed $25,000.

            (b) In the event the Closing does not take place within 10 days of the Closing Date, as provided above, due to no fault of Net2000, Access One shall owe Net2000 its reasonable and documentable expenses in an amount not to exceed $25,000.

      10. Assignment. Access One may assign all of its rights and obligations under this Letter of Intent in its sole and absolute discretion, which assignee must agree to abide by all of the terms and conditions contained herein. Net2000 may not assign any of its rights.

      11. Governing Law. This Letter of Intent shall be interpreted in accordance with its terms and otherwise in accordance with the laws of the State of New York, applicable to contracts entered into and to be performed entirely within such state, without regard to conflicts of laws.

      12. Entire Agreement. This Letter of Intent constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, representations and statements, if any whether written or oral, with respect to the subject matter hereof. This Letter of Intent may only be modified by a written instrument signed on behalf of each party hereto by its respective authorized officer.

      13. Counterparts. This Letter of Intent may be executed in counterparts, each of which shall be deemed an original, but both of which shall constitute the same instrument.

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      If you are in agreement with the foregoing, please execute this Letter of
Intent in the space provided below and return the original to my attention.

                                    Very truly yours,

                                    ACCESS ONE COMMUNICATIONS CORP.

                                        By: /s/ Kenneth Baritz
                                        -----------------------
                                        Name:   Kenneth Baritz
                                        Title:  Chairman and CEO



Agreed to and Accepted
this 7th day of January, 2000

Net2000, Inc.

By: /s/ Clayton A. Thomas, Jr.
-----------------------------
Name:   C. A. Thomas, Jr.
Title:  CEO

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